Exhibit 99.1


[LOGO - TELEWEST]


                           TELEWEST GLOBAL, INC.
         APPOINTMENT OF MICHAEL GRABINER AS NON-EXECUTIVE DIRECTOR

                                                          14 September 2004

Telewest Global, Inc. announces the appointment of Michael Grabiner as a non-executive director with effect from 8 September 2004.

Cob Stenham, chairman said: "We are delighted to welcome Michael to Telewest. He brings with him a wealth of experience in the telecommunications industry and will provide valuable support and further strengthen the board. We look forward to working with him."

Mr Grabiner is currently a director of Apax Partners. He was previously Chief Executive Officer of Energis plc, a leading telecommunications company in the UK. Prior to leading Energis, he served in various senior positions at British Telecommunications plc, including, among others, as Director of BT Europe, Director of Global Customer Service and Director of Quality and Organisation.


ENQUIRIES:

TELEWEST
Mary O'Reilly, head of media                            020 7299 5888


NOTES TO EDITORS:

Telewest Global, Inc., the broadband communications and media group, currently operates a network covering approximately 4.9 million homes in the UK and provides multi-channel television, telephone and internet services to approximately 1.74 million UK households, and voice and data telecommunications services to around 67,000 business customers. Its content division, Flextech, is the BBC's partner in UKTV. Together they are the largest supplier of basic channels to the UK pay-TV market.
For further information go to http://mediacentre.telewest.co.uk